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                                                                    EXHIBIT 23.1





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated September 5, 2002, accompanying the consolidated financial statements included in the Annual Report of Thousand Trails, Inc. and Subsidiaries on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Thousand Trails, Inc., covering the Company's 1991 Employee Stock Incentive Plan, 1993 Stock Option and Restricted Stock Purchase Plan, 1993 Director Stock Option Plan, Thousand Trails, Inc. Employee Stock Purchase Plan, 1999 Stock Option and Restricted Stock Purchase Plan and the Stock Option Agreement dated as of August 1, 1996, between the Company and William J. Shaw.




GRANT THORNTON LLP

Dallas, Texas
September 5, 2002